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Anthracite Capital Files for Chapter 7 Protection

New York – March 15, 2010 – Anthracite Capital, Inc. (the "Company") today announced that it has filed a voluntary petition for relief under chapter 7 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York.  The Company’s board of directors authorized the chapter 7 filing in light of the Company’s financial position, outstanding events of default under the Company's secured and unsecured debt and other factors.  The court will appoint a bankruptcy trustee who will be responsible for the liquidation of the business through the bankruptcy case.  As previously disclosed by the Company, in a liquidation, it is likely that shareholders would not receive any value and that the value received by unsecured creditors would be minimal.